Exhibit 99.1

DSP Group, Inc. Reports Third Quarter 2016 Results

Third Quarter Revenues Up 10% Year-over-Year

New Product Revenues Increase 70% Year-over-Year to a Record $16.6 million

LOS ALTOS, Calif., October 31, 2016 - DSP Group®, Inc. (NASDAQ: DSPG), a leading global provider of wireless chipset solutions for converged communications, announced today its results for the third quarter ended September 30, 2016.

Third Quarter Financial Highlights:

●	GAAP and non-GAAP diluted earnings per share of $0.23 and $0.19, respectively
●	Revenues of $38.8 million, up 10% year-over-year, above the mid-point of guidance
●	GAAP and non-GAAP gross margin of 44.8% and 45.0%, respectively, 340 bps improvement, as compared to the third quarter of 2015 on both GAAP and non-GAAP basis
●

GAAP and non-GAAP operating income of $5.3 million and $4.6 million, respectively, reaching 13.7% and 11.9% of revenues, respectively, compared to GAAP and non-GAAP operating income of $0.1 million and $1.6 million, respectively, in the third quarter of 2015

●	GAAP and non-GAAP net income of $5.3 million and $4.5 million, respectively, compared to GAAP and non-GAAP net income of $0.2 million and $1.7 million, respectively, in the third quarter of 2015
●	Generated $1.2 million of cash flow from operations
●	Repurchased approximately 200,000 shares for a total consideration of $2.2 million
●	Cash, deposits and marketable securities of $120.6 million as of September 30, 2016

Management Comments:

Commenting on the results, Ofer Elyakim, CEO of DSP Group, stated, "We are very pleased with our third quarter results, in particular our achievement of 10% revenue growth year over year and a solid 340 bps improvement in non-GAAP gross margins to 45% and a 720 bps expansion in non-GAAP operating margins to 11.9%. Moreover, we are similarly delighted that our new products are well received in the marketplace and strongly contributing to our revenue and profit, with Office/VoIP and HDClear posting record results, and new product revenues achieving a record high of $16.6 million, representing an increase of 70% year over year."

Mr. Elyakim added, “Looking forward, we expect to accomplish our 2016 new product goals of reaching $15 million in mobile revenues and growth of approximately 50% in new products, evidencing our successful expansion into new market verticals and diversifying our revenue base with growing revenue streams that enable the company to achieve sustainable growth and higher profitability. While we project a year-over-year revenue growth to continue in the fourth quarter, we expect that our fourth quarter results will be negatively impacted by weakness in our mobile segment.”

Third Quarter Product and Market Highlights:

●	Record new product revenues of $16.6 million, a year-over-year increase of 70%
●	Record Office/VoIP segment revenues of $7.7 million, a year-over-year increase of 23%
●	Mobile/HDClear segment revenues of $4.6 million, 12% of total revenues
●	Home gateway revenues of $3.1 million, a year-over-year increase of 36%
●	IoT revenues of $1.2 million, a year-over-year increase of 5%
●	Secured an additional VoIP win with a Tier-1 OEM for high-end conferencing system
●	Secured a HDClear win with another leading OEM for a non-smartphone application
●	A major Australian service provider launched DECT enabled home gateway bundled with CAT-iq handsets based on our DECT/CAT-iq SoC
●	ADB launched home gateways integrating our DECT/CAT-iq SoC to deliver HD Voice
●	Sercomm selected our ULE SoC to power its new line of IoT smart home sensors
●	EUROtronic integrated our ULE SoC into its line-up of smart home solution
●	Roc Connect will offer our ULE solution as part of its new smart home cloud management system

Third Quarter GAAP Results:

Revenues for the third quarter of 2016 were $38.8 million, an increase of 10% from revenues of $35.2 million for the third quarter of 2015. Net income for the third quarter of 2016 was $5.3 million, as compared to net income of $0.2 million for the third quarter of 2015. Basic and diluted earnings per share for the third quarter of 2016 were $0.24 and $0.23, as compared to basic and diluted earnings per share of $0.01, for the third quarter of 2015.

Third Quarter Non-GAAP Results:

Non-GAAP net income and diluted earnings per share for the third quarter of 2016 were $4.5 million and $0.19, respectively, as compared to non-GAAP net income and diluted earnings per share of $1.7 million and $0.07, respectively, for the third quarter of 2015. Non-GAAP net income and earnings per share for the third quarter of 2016 exclude the impact of amortization of acquired intangible assets in the amount of $390,000 associated with previous acquisitions; equity-based compensation expenses of $1.5 million; amortization of a deferred tax liability related to intangible assets acquired in previous acquisitions in the amount of $93,000; and other income in the amount of $2.5 million related to reversal of provisions due to the elapse of applicable statute of limitations. Non-GAAP net income and earnings per share for the third quarter of 2015 excluded the impact of amortization of acquired intangible assets of $321,000 associated with a previous acquisition; equity-based compensation expenses of $1.3 million; and amortization of a deferred tax liability related to intangible assets acquired in connection with a previous acquisition in the amount of $85,000.

Earnings Conference Call Details:

DSP Group will discuss its third quarter financial results, along with its outlook and guidance for the fourth quarter of 2016, on its conference call at 8:30 a.m. ET today, and invites you to listen via our conference call or a live broadcast over the Internet.

Investors may access the conference call by dialing +1 877 280 1254 (domestic US) or +1 646 254 3360 (international) approximately 10 minutes prior to the starting time. The password is 9805385. The broadcast via the Internet can be accessed by all interested parties through the Investor Relations section of DSP Group’s website at www.dspg.com or link to: http://edge.media-server.com/m/p/x4rmoiyy

A replay of the conference call will be available for a week following the call. To listen to the session, please dial +1 347 366 9565 (domestic US) or +44(0)20 3427 0598 (international) and enter the company access code: 9805385#.

Presentation on Non-GAAP Net Income Calculation

The Company believes that the non-GAAP presentation of net income and diluted earnings per share presented in this press release is useful to investors in comparing results for the quarter ended September 30, 2016 to the same period in 2015 because the exclusion of the above noted expenses may provide a more meaningful analysis of the Company’s core operating results. Further, the Company believes it is useful to investors to understand how the expenses associated with equity-based compensation are reflected in its statements of income.

Forward Looking Statements

This press release contains statements that qualify as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995, including Mr. Elyakim’s statements regarding the company’s successful expansion into new market verticals and diversifying its revenue base into growing revenue streams that will enable the company to achieve sustainable growth and higher profitability, the projection of year-over-year revenue growth continuing in the fourth quarter, as well as the fact that fourth quarter 2016 results will be negatively impacted by weakness in the company’s mobile segment. The results from these statements may not actually arise as a result of various factors, including the market penetration of new products; unexpected delays in the commercial launch of new products, including in the mobile and office segments; slower than expected change in the nature of residential communications domain; DSP Group's ability to manage costs; DSP Group’s ability to develop and produce new products at competitive costs and in a timely manner and the ability of such products to achieve broad market acceptance; and general market demand for products that incorporate DSP Group’s technology in the market. These factors and other factors which may affect future operating results or DSP Group’s stock price are discussed under “RISK FACTORS” in the Form 10-K for fiscal 2015, as well as other reports DSP Group has filed with the Securities and Exchange Commission and which are available on DSP Group’s website (www.dspg.com) under Investor Relations. DSP Group assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

About DSP Group

DSP Group®, Inc. (NASDAQ: DSPG) is a leading global provider of wireless chipset solutions for converged communications. Delivering semiconductor system solutions with software and hardware reference designs, DSP Group enables OEMs/ODMs, consumer electronics (CE) manufacturers and service providers to cost-effectively develop new revenue-generating products with fast time to market. At the forefront of semiconductor innovation and operational excellence for over two decades, DSP Group provides a broad portfolio of wireless chipsets integrating DECT/CAT-iq, ULE, Wi-Fi, PSTN, HDClear™, video and VoIP technologies. DSP Group enables converged voice, audio, video and data connectivity across diverse mobile, consumer and enterprise products – from mobile devices, connected multimedia screens, and home automation & security to cordless phones, VoIP systems, and home gateways. Leveraging industry-leading experience and expertise, DSP Group partners with CE manufacturers and service providers to shape the future of converged communications at home, office and on the go. For more information, visit www.dspg.com.

Contact:

DSP Group Inc.

Daniel Amir

Corporate Vice President, Business Development,

Strategy and Investor Relations

Work: 1-415-726-5900

Daniel.amir@dspg.com

DSP GROUP, INC.

    CONSOLIDATED STATEMENTS OF INCOME

    (In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues	$38,768	$35,219	$102,591	$110,501
Cost of revenues	21,418	20,646	57,639	65,158
Gross profit	17,350	14,573	44,952	45,343
Operating expenses:
Research and development, net	8,504	8,709	26,430	26,680
Sales and marketing	3,617	3,071	10,332	9,108
General and administrative	2,064	2,409	6,622	7,390
Amortization of intangible assets	390	321	1,032	963
Other income	(2,549)	-	(2,549)	-

Total operating expenses	12,026	14,510	41,867	44,141

Operating income	5,324	63	3,085	1,202

Financial income, net	344	245	910	871

Income before taxes on income	5,668	308	3,995	2,073

Taxes on income	334	141	494	403

Net income	$5,334	$167	$3,501	$1,670
Net earnings per share:
Basic	$0.24	$0.01	$0.16	$0.08
Diluted	$0.23	$0.01	$0.15	$0.07

Weighted average number of shares used in per share computations of net earnings per share:
Basic	21,943	21,830	21,798	22,020
Diluted	23,185	22,868	22,882	23,490

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
	Unaudited	Unaudited	Unaudited	Unaudited
GAAP net income	$5,334	$167	$3,501	$1,670
Equity-based compensation expense included in cost of revenues	98	75	242	228
Equity-based compensation expense included in research and development, net	668	546	1,615	1,697
Equity-based compensation expense included in sales and marketing	230	161	555	491
Equity-based compensation expense included in general and administrative	465	479	1,293	1,509
Amortization of intangible assets	390	321	1,032	963
Other income related to reversal of provisions due to elapse of the respective statute of limitations	(2,549)	-	(2,549)	-
Amortization of deferred tax liability related to intangible assets	(93)	(85)	(253)	(255)
Non-GAAP net income	$4,543	$1,664	$5,436	$6,303

Weighted-average number of common stock used in computation of GAAP diluted net earnings per share (in thousands)	23,185	22,868	22,882	23,490

Weighted-average number of shares related to outstanding options, stock appreciation rights and restricted share units (in thousands)	373	395	416	384

Weighted-average number of common stock used in computation of non-GAAP diluted net earnings per share (in thousands)	23,558	23,263	23,298	23,874

GAAP diluted net earnings per share	$0.23	$0.01	$0.15	$0.07
Equity-based compensation expense	0.06	0.06	0.16	0.16
Amortization of intangible assets	0.02	0.01	0.04	0.04
Other income related to reversal of provisions	(0.11)	-	(0.11)	-
Amortization of deferred tax liability related to intangible assets	(0.01)	(0.01)	(0.01)	(0.01)

Non-GAAP diluted net earnings per share	$0.19	$0.07	$0.23	$0.26

DSP GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30,	December 31,
	2016	2015
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$13,908	$13,7041
Restricted deposits	71	68
Marketable securities and short term deposits	25,432	18,070
Trade receivables, net	22,765	19,211
Inventories	9,877	11,453
Other accounts receivable and prepaid expenses	3,457	3,319
Total current assets	75,510	65,925

Property and equipment, net	4,004	3,764

Long term marketable securities and deposits	81,150	89,714
Severance pay fund	12,589	11,578
Deferred income taxes	745	1,311
Intangible assets, net	11,148	9,127
Investment in other companies	-	1,800
Long term prepaid expenses and lease deposits	1,290	743
	106,922	114,273

Total assets	$186,436	$183,962

Liabilities and Stockholders’ Equity
Current liabilities:
Trade payables	$10,692	$13,103
Other current liabilities	13,461	14,470
Total current liabilities	24,153	27,573

Accrued severance pay	12,959	11,703
Accrued pensions	741	892
Deferred income taxes	600	476
Total long term liabilities	14,300	13,071

Stockholders’ equity:

Common stock	22	22
Additional paid-in capital	364,737	361,023
Accumulated other comprehensive loss	(700)	(1,267)
Less – Cost of treasury stock	(121,476)	(125,697)
Accumulated deficit	(94,600)	(90,763)
Total stockholders’ equity	147,983	143,318
Total liabilities and stockholders’ equity	$186,436	$183,962